NEWS FROM	Exhibit 99.1

CONTACT:	Robert N. Shuster #616/522-1765

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS 15% INCREASE IN
THIRD QUARTER 2005 EARNINGS PER SHARE

IONIA, Michigan, October 26, 2005 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company reported that its third quarter 2005 net income was $12.0 million or $0.53 per diluted share. A year earlier, net income totaled $10.3 million or $0.46 per diluted share. Return on average equity and return on average assets were 19.26% and 1.47%, respectively in the third quarter of 2005 compared to 18.99% and 1.39%, respectively in 2004.

The Company’s net income for the nine months ended September 30, 2005 totaled $35.5 million or $1.56 per diluted share. Net income for the first nine months of 2004 was $27.7 million or $1.28 per diluted share.

All per share data reflects the 5% common stock dividend that the Company paid on September 30, 2005.

2005 results include the operations of Midwest Guaranty Bancorp, Inc. (“Midwest”), which was acquired on May 31, 2004, and North Bancorp, Inc. (“North”), which was acquired on July 1, 2004. The results for the first nine months of 2004 only include the operations of Midwest subsequent to May 31, 2004 and the operations of North since July 1, 2004.

The increase in 2005 third quarter earnings is primarily a result of increases in net interest income, service charges on deposits and real estate mortgage loan servicing income and a decline in the provision for loan losses. Partially offsetting these items were increases in non-interest expenses and income tax expense. The third quarter of 2005 included a small securities loss compared to securities gains of $1.6 million in the third quarter of 2004.

Commenting on third quarter 2005 results, the Company’s President and CEO, Michael M. Magee stated, “I am pleased with our third quarter 2005 results which reflect earnings per share growth of 15% over the third quarter of 2004. Third quarter 2005 net loan growth was strong at nearly 15% on an annualized basis which exceeded our expectations. We are facing several challenges as we look ahead to 2006, including the probability of higher short-term interest rates and a flat yield curve as well as weakness in the Michigan economy. However, we are confident about the future opportunities for our Company’s continued growth and prosperity, despite these challenges. Finally, we continue to expect to reach the higher end of our previously provided range of $2.00 to $2.10 for full year 2005 diluted earnings per share.”

The Company’s tax equivalent net interest income totaled $35.9 million during the third quarter of 2005, which represents a $3.0 million or 9.2% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.6 million and $1.5 million for the third quarters of 2005 and 2004, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income primarily reflects a $290.2 million increase in the balance of average interest-earning assets that was partially offset by an 8 basis point decrease in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”). The increase in average interest-earning assets is due primarily to growth in commercial loans, real estate mortgage loans, and finance receivables. The net interest margin was equal to 4.75% during the third quarter of 2005 compared to 4.83% in the third quarter of 2004. The tax equivalent yield on average interest-earning assets rose to 7.14% in the third quarter of 2005 from 6.59% in the third quarter of 2004. This increase primarily reflects the rise in short-term interest rates that has resulted in variable rate loans re-pricing at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 63 basis point rise in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 2.39% during the third quarter of 2005 from 1.76% during the third quarter of 2004. The increase in the Company’s cost of funds also primarily reflects the rise in short-term interest rates that has resulted in higher rates on certain short-term and variable rate borrowings and higher rates on deposits.

Service charges on deposits totaled $5.0 million in the third quarter of 2005, a $0.4 million or 9.1% increase from the comparable period in 2004. VISA check card interchange income also increased by 30.6%, to $0.7 million for the third quarter of 2005 from $0.5 million for the third quarter of 2004. The increase in deposit related revenues resulted primarily from the continued growth of checking accounts and increased debit card usage.

Gains on the sale of real estate mortgage loans were $1.5 million and $1.4 million in the third quarters of 2005 and 2004, respectively. Real estate mortgage loan sales totaled $101.7 million in the third quarter of 2005 compared to $80.6 million in the third quarter of 2004. The profit margin on real estate mortgage loan sales declined in the third quarter of 2005 compared to the same period in 2004 due primarily to increased price competition in the origination of loans. Real estate mortgage loans originated totaled $174.1 million in the third quarter of 2005 compared to $163.7 million in the comparable quarter of 2004, and loans held for sale were $41.4 million at September 30, 2005 compared to $38.8 million at December 31, 2004.

Income from real estate mortgage loan servicing was $0.8 million and $0.1 million in the third quarters of 2005 and 2004, respectively. This increase is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)
	09/30/05	09/30/04

Balance at beginning of period	$12,315	$10,154
Servicing rights acquired	-	1,138
Servicing rights capitalized	875	642
Amortization	(510)	(375)
Decrease (increase) in impairment reserve	378	(436)

Balance at end of period	$13,058	$11,123

Impairment reserve at period end	$54	$596

The increase in servicing rights capitalized is due to a higher level of real estate mortgage loan sales in the third quarter of 2005 compared to 2004. The impairment reserve on capitalized mortgage loan servicing rights totaled $0.1 million at September 30, 2005, compared to $0.8 million at December 31, 2004. The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each period end. At September 30, 2005, the Company was servicing approximately $1.5 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.85% and a weighted average service fee of 25.7 basis points.

Non-interest expense totaled $27.0 million in the third quarter of 2005, an increase of $1.5 million compared to the third quarter of 2004. The increased operating costs are primarily due to the addition of staff related to new branch and loan production offices and increases in compensation and employee benefits. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2005, staffing level increases associated with the expansion and growth of the organization and an increase in performance based compensation due in part to a higher expected funding level for the Company’s Employee Stock Ownership Plan in 2005 compared to 2004. Third quarter 2005 compensation and employee benefits also includes a $0.4 million expense related to a one-time charge for early retirement benefits provided to the Company’s Chairman of the Board.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	9/30/2005	6/30/2005	12/31/2004

	(Dollars in Millions)
Commercial	$14.4	$14.6	$5.4
Commercial guaranteed
under federal program	-	1.3	1.1
Consumer	2.0	1.9	1.9
Mortgage	7.5	6.2	4.6
Finance receivables	3.5	3.5	2.1

Total	$27.4	$27.5	$15.1

Ratio of non-performing
loans to total portfolio
loans	1.10%	1.15%	0.68%

The increase in non-performing loans since year end 2004 is due primarily to the addition of three commercial credits with balances totaling approximately $7.2 million and increased mortgage loan delinquencies. Two of these commercial credits (with balances totaling $6.2 million) are secured by low/moderate income apartment complexes. To date, the Company has been unable to negotiate a satisfactory forbearance agreement with the borrower. Both loans were placed on non-accrual in the second quarter of 2005. Based on the recent developments concerning the forbearance agreement negotiations, additional specific allowances for losses were recorded at September 30, 2005 totaling $0.4 million (bringing the total specific allowances on these two credits to $1.7 million). The increase in non-performing mortgage loans is believed to reflect (to some degree) weaker economic conditions in the State of Michigan which currently has one of the highest unemployment rates in the United States. The increase in non-performing finance receivables primarily reflects growth in this loan portfolio.

On October 6, 2005 the Company decided to sell (without recourse) approximately $5.5 million of non-performing and other loans of concern of which $3.1 million was on non-accrual at September 30, 2005. As a result, these loans were transferred to held-for-sale in the fourth quarter of 2005. The sale of these loans closed on October 21, 2005 and resulted in a fourth quarter 2005 pre-tax loss of approximately $0.4 million (or $0.01 per diluted share after tax).

Other real estate and repossessed assets totaled $1.8 million at September 30, 2005, compared to $3.0 million and $2.1 million at June 30, 2005 and December 31, 2004, respectively. The provision for loan losses was $1.6 million and $2.5 million in the third quarters of 2005 and 2004, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and net loan charge-offs. Net loan charge-offs were $1.0 million (0.16% annualized of average loans) in the third quarter of 2005 compared to $1.1 million (0.21% annualized of average loans) in the third quarter of 2004. At September 30, 2005, the allowance for loan losses totaled $26.4 million, or 1.06% of portfolio loans compared to $24.7 million, or 1.11% of portfolio loans at December 31, 2004.

Total assets were $3.32 billion at September 30, 2005, compared to $3.09 billion at December 31, 2004. Loans, excluding loans held for sale, increased to $2.49 billion at September 30, 2005, from $2.23 billion at December 31, 2004. The increase in loans primarily reflects growth in commercial loans, real estate mortgage loans and finance receivables. Deposits totaled $2.54 billion at September 30, 2005, an increase of $365.7 million from December 31, 2004. This increase is primarily attributable to increases in non-interest bearing checking accounts, savings and interest-bearing checking accounts and brokered certificates of deposit. Stockholders’ equity totaled $251.7 million at September 30, 2005, or 7.57% of total assets, and represents a net book value per share of $11.32.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2005	December 31, 2004

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$75,027	$72,815
Securities available for sale	508,475	550,908
Federal Home Loan Bank stock, at cost	17,322	17,322
Loans held for sale	41,392	38,756
Loans
Commercial	1,013,771	931,251
Real estate mortgage	823,763	773,609
Installment	292,540	266,042
Finance receivables	357,250	254,388

Total Loans	2,487,324	2,225,290
Allowance for loan losses	(26,350)	(24,737)

Net Loans	2,460,974	2,200,553
Property and equipment, net	61,327	56,569
Bank owned life insurance	39,073	38,337
Goodwill	55,483	53,354
Other intangibles	11,423	13,503
Accrued income and other assets	53,368	51,910

Total Assets	$3,323,864	$3,094,027

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$305,842	$287,672
Savings and NOW	891,598	849,110
Time	1,345,237	1,040,165

Total Deposits	2,542,677	2,176,947
Federal funds purchased	108,229	117,552
Other borrowings	268,907	405,386
Subordinated debentures	64,197	64,197
Financed premiums payable	35,049	48,160
Accrued expenses and other liabilities	53,095	51,493

Total Liabilities	3,072,154	2,863,735

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--30,000,000 shares authorized;
issued and outstanding: 22,231,979 shares at September 30, 2005
and 21,194,651 shares at December 31, 2004	22,232	21,195
Capital surplus	186,846	158,797
Retained earnings	34,428	41,795
Accumulated other comprehensive income	8,204	8,505

Total Shareholders' Equity	251,710	230,292

Total Liabilities and Shareholders' Equity	$3,323,864	$3,094,027

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

	(unaudited)		(unaudited)

Interest Income	(in thousands, except per share amounts)
Interest and fees on loans	$46,110	$37,531	$131,280	$99,978
Securities available for sale
Taxable	3,304	3,275	10,557	9,366
Tax-exempt	2,789	2,460	8,093	6,935
Other investments	199	203	534	537

Total Interest Income	52,402	43,469	150,464	116,816

Interest Expense
Deposits	12,686	7,855	32,524	20,075
Other borrowings	5,440	4,158	15,709	12,162

Total Interest Expense	18,126	12,013	48,233	32,237

Net Interest Income	34,276	31,456	102,231	84,579
Provision for loan losses	1,588	2,456	5,722	3,966

Net Interest Income After Provision for Loan Losses	32,688	29,000	96,509	80,613

Non-interest Income
Service charges on deposit accounts	5,042	4,620	14,042	12,519
Net gains on asset sales
Real estate mortgage loans	1,508	1,381	4,203	4,603
Securities	(23)	1,561	1,228	2,056
Title insurance fees	494	496	1,459	1,579
Manufactured home loan origination fees	294	314	905	923
VISA check card interchange income	713	546	2,020	1,454
Real estate mortgage loan servicing	836	77	2,074	1,158
Other income	2,077	1,839	5,905	5,247

Total Non-interest Income	10,941	10,834	31,836	29,539

Non-interest Expense
Compensation and employee benefits	14,202	12,603	40,858	35,556
Occupancy, net	2,182	1,981	6,523	5,618
Furniture and fixtures	1,637	1,608	5,150	4,473
Other expenses	9,004	9,329	26,526	26,759

Total Non-interest Expense	27,025	25,521	79,057	72,406

Income Before Income Tax	16,604	14,313	49,288	37,746
Income tax expense	4,556	3,995	13,813	10,002

Net Income	$12,048	$10,318	$35,475	$27,744

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.54	$.47	$1.59	$1.31
Diluted	.53	.46	1.56	1.28
Cash dividends declared	.19	.16	.55	.47

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	7.14%	6.59%	7.04%	6.68%
Interest expense	2.39	1.76	2.19	1.78
Tax equivalent net interest income	4.75	4.83	4.85	4.90
Net income to
Average equity	19.26%	18.99%	19.48%	19.67%
Average assets	1.47	1.39	1.48	1.42

Average Shares (A)
Basic	22,232,666	22,143,420	22,260,536	21,241,820
Diluted	22,684,963	22,591,213	22,702,888	21,702,665

(A)	Restated to give effect to a 5% stock dividend paid in September 2005. Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.